FOR IMMEDIATE RELEASE:

   For Additional Information:
   Steve Khoshabe, Executive Vice President/CFO
   United Financial Mortgage Corp
   (630) 571-7222
   www.ufmc.com
   sk@ufmc.com

   Spencer Maus, Director
   Dresner Corporate Services, Inc.
   (312) 726-3200, extension 204
   smaus@dresnerco.com

         United Financial Mortgage Joins Microsoft on Sidewalk.com

   Chicago, IL - January 28, 1999 - United Financial Mortgage
   Corporation (CHX: "UFM"), of Oak Brook, IL announced it has signed an agreement with Microsoft Corp. (Nasdaq: MSFT) to join the growing list of top local Chicago businesses who have teamed with the local MSN Sidewalk on the World Wide Web(www.Chicago.Sidewalk.com). United Financial (www.ufmc.com) will Provide www.Chicago.Sidewalk.com visitors with the opportunity get information on the many different types of mortgage loans offered by United Financial, calculate mortgage payments, and apply on-line for a mortgage.

   Mr. Joseph Khoshabe, President of United Financial Mortgage Corporation stated "We are very excited that Microsoft has accepted us among a growing list of top Chicago businesses at its new and exciting consumer web site. Now anyone across the U.S., who visits Chicago via the local MSNR Sidewalk, will be able to compare, calculate and apply for a mortgage from the comfort of his or her home or office. With this agreement, we have achieved one of our major goals by teaming with Microsoft to make our mortgage lending services even more accessible."

   United Financial Mortgage Corporation is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states.

   MSN Sidewalk is an online guide designed to help consumers nationwide make better decisions about how to spend their time and money, get access to personalized information on arts and entertainment as well as expert advice and buying tips on a broad range of products and services.

   Founded in 1975, Microsoft Corp. is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

   NOTE: Microsoft, Sidewalk and MSN are both registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. Other product and company names herein may be trademarks of their respective owners.